EXHIBIT 4.2

FIRST AMENDING AGREEMENT

THIS AGREEMENT dated as of October 28, 2010.

AMONG:

NOVA CHEMICALS CORPORATION, a corporation subsisting under the laws of the Province of New Brunswick (hereinafter referred to as the “Borrower”),

OF THE FIRST PART

- and -

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS NAMED ON THE SIGNATURE PAGES HERETO, as Lenders

OF THE SECOND PART

- and -

THE TORONTO-DOMINION BANK, a Canadian chartered bank, as administrative agent of the Lenders (hereinafter referred to as the “Agent”),

OF THE THIRD PART

WHEREAS the parties hereto are parties to the Credit Agreement;

AND WHEREAS the parties hereto have agreed to amend and supplement certain provisions of the Credit Agreement as set out herein;

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.            INTERPRETATION

1.1                                 In this Agreement, the following terms shall have the meanings set forth below (unless something in the subject matter or context is inconsistent therewith):

“Agreement” means this first amending agreement, as amended, modified, supplemented or restated from time to time.

“Credit Agreement” means the Restated Credit Agreement made as of November 17, 2009 among NOVA Chemicals Corporation, as borrower, The Toronto-Dominion Bank, as administrative agent, and the financial institutions and other persons named on the signature pages thereto as lenders, as amended, supplemented, modified or restated from time to time.

“Effective Date” means the first date on which all of the conditions precedent set forth in Section 4 hereof  have been satisfied (or waived by the Majority Lenders).

“Existing Bankers’ Acceptance” means any Bankers’ Acceptances which are outstanding on the date hereof.

1.2                                 Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

1.3                                 The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto.

1.4                                 This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and federal laws of Canada applicable therein.

1.5                                 This Agreement shall be effective on the Effective Date.

2.            AMENDMENTS

2.1                                 The definition of “Borrower’s Counsel” in Section 1.1 of the Credit Agreement is amended by deleting the phrase “the Senior Vice-President, Chief Legal Officer and Corporate Secretary” and replacing same with “the Vice President and Deputy General Counsel”.

2.2                                 The definition of “Consolidated Free Cash Flow” in Section 1.1 of the Credit Agreement is amended in full to read as follows:

““Consolidated Free Cash Flow” means, for any period and as determined in accordance with GAAP on a consolidated basis in respect of the Borrower, (i) Consolidated Cash Flow, less (ii) Consolidated Interest Expense, less (iii) capital expenditures incurred by the Borrower and the Restricted Subsidiaries, less (iv) cash Taxes payable by the Borrower and the Restricted Subsidiaries.”

2.3                                 The definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is amended by amending paragraph (ix) thereof in full to read as follows:

“(ix)                        Liens resulting from the deposit of cash as security when the Borrower or a Restricted Subsidiary is required to do so by a Governmental Authority or Liens (including, for certainty, the Pembina Storage Lien) granted in the ordinary course of business for the purpose of carrying on same in connection with licences, tenders or similar matters or contracts for the purchase, storage or transportation of consumable fuel, power or feedstock supplies (or to collateralize letters of credit issued in support of such contracts), or Liens resulting from the deposit of cash to secure surety or appeal bonds or costs of litigation when required by law; provided that (A) each of the foregoing Liens must only secure sums not overdue or sums subject to a Permitted Contest and (B) in the case of any of the foregoing Liens (excluding the Pembina Storage Lien), no such Liens shall encumber all or substantially all of the assets of the grantor;”

2.4                                 Section 11.1(g) of the Credit Agreement is amended in full to read as follows:

“(g)                           Cross Acceleration to Other Indebtedness.  The Borrower or any Restricted Subsidiary defaults in the making of any payment relating to any consolidated Debt of the Borrower (other than the Loan Indebtedness, Non-Recourse Debt and the Debt described in Section 11.1(m)) after all applicable grace or cure periods have expired and provided that the aggregate outstanding principal amount of all such Debt exceeds U.S. $25,000,000.”

2.5                                 Each Lender agrees that its Commitment shall be as set out in Schedule A attached hereto and, accordingly, Schedule A to the Credit Agreement is deleted and replaced with Schedule A attached hereto.

2.6                                 Each Lender acknowledges that the Maturity Date has been extended to November 17, 2013.

3.            ADJUSTMENT OF OUTSTANDING SYNDICATED ADVANCES

3.1                                 In order to give effect to the amended Commitments provided for herein, the outstanding Syndicated Advances shall be adjusted (by the Agent in accordance with its normal practices) as follows:

(a)                                  on the Effective Date, all Outstandings shall be adjusted to ensure each Lender is owed its amended Pro Rata Share of all outstanding Syndicated Advances; and after the Effective Date, all Drawdowns shall be made on the basis of the amended Pro Rata Share of each Lender; provided that until the expiry of each existing BA Period relating to any of the Existing Bankers’ Acceptances, no such adjustment in the outstanding Syndicated Advances shall be made to any Lender’s share of such Existing Bankers’ Acceptances;

(b)                                 for certainty, if and to the extent any Existing Bankers’ Acceptances are subject to a Rollover or Conversion on or after the Effective Date, all Lenders shall fund their respective amended Pro Rata Shares of such Rollover or Conversion;

(c)                                  if and for so long as any Existing Bankers’ Acceptances are outstanding, no Lender shall participate in any other Syndicated Advance to the extent that such participation would result in such Lender exceeding its Commitment or being owed more than its amended Pro Rata Share of all outstanding Syndicated Advances; and

(d)                                 if and for so long as the Lenders’ respective shares of outstanding Syndicated Advances do not match their respective Pro Rata Shares as a result of the foregoing provisions, the applicable provisions of the Credit Agreement relating to determination and payment of amounts owing to the Lenders on a Pro Rata Basis shall be adjusted accordingly.

The Lenders hereby agree to take all steps and actions and execute and deliver all agreements, instruments and other documents as may be required from time to time by the Agent or any of the Lenders (including the assignment of interests in, or the purchase of participations in, outstanding Syndicated Advances) to give effect to the increase in the Total Commitment and to ensure that each Lender is owed its Pro Rata Share of all such outstanding Syndicated Advances after giving effect to such increase and the Rollover or Conversion of any Existing Bankers’ Acceptances.

4.            CONDITIONS PRECEDENT TO EFFECTIVENESS

This Agreement will become effective upon the following conditions being met (or waived in writing by the Majority Lenders) including the receipt by the Agent, for and on behalf of the Majority Lenders, of the following documents and payments each in full force and effect, and in form and substance satisfactory to the Agent, acting reasonably:

(a)                                  a fully executed copy of this Agreement;

(b)                                 the officer’s certificate required by Section 2.12(a)(i) of the Credit Agreement;

(c)                                  legal opinions of the Borrower’s Counsel and the Lenders’ Counsel, each in form and substance satisfactory to the Agent, acting reasonably, in respect of the authorization and execution of this Agreement by and their enforceability against the Borrower and the other matters contemplated in Section 2.12(a)(ii) of the Credit Agreement;

(d)                                 a certificate of status, compliance and/or good standing in respect of the Borrower issued by an appropriate Governmental Authority of its governing jurisdiction; and

(e)                                  all amendment fees payable by the Borrower to the Lenders in respect of the amendments provided for herein.

5.            REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows on and as of the date hereof:

(a)                                  Subsistence.  The Borrower is validly subsisting under the laws of the Province of New Brunswick and has full corporate power and capacity to enter into and perform its obligations under this Agreement.

(b)                                 Authorization and Status of Agreement.  This Agreement has been duly authorized, executed and delivered by the Borrower and does not conflict with or contravene the constating documents or by-laws or any resolutions of the Borrower.

(c)                                  Enforceability.  This Agreement constitutes valid and binding obligations of the Borrower and is enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d)                                 No Default.  No Default or Event of Default has occurred and is continuing.

The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or Lenders’ Counsel.  Such representations and warranties shall survive until the Credit Agreement has been terminated.

6.            CONFIRMATION OF CREDIT AGREEMENT

The Credit Agreement and all covenants, terms and provisions thereof, except as expressly amended and supplemented by this Agreement, shall be and continue to be in full force and effect. The Credit Agreement as amended and supplemented by this Agreement is hereby ratified and confirmed and shall from and after the date hereof continue in full force and effect as herein amended and supplemented.

7.            FURTHER ASSURANCES

The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.

8.            COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

BORROWER:

NOVA CHEMICALS CORPORATION

Per:	/s/ Randy Woelfel
	Name:	Randy Woelfel
	Title:	CEO

Per:	/s/ Todd Karran
	Name:	Todd Karran
	Title:	SVP and CFO

AGENT:

THE TORONTO-DOMINION BANK, as Agent

Per:	/s/ Feroz Haq
	Name:	Feroz Haq
	Title:	Vice President, Loan Syndications Agency

Per:
Name:
Title:

LENDERS:

THE TORONTO-DOMINION BANK

Per:	/s/ Greg Hickaway
	Name:	Greg Hickaway
	Title:	Managing Director

Per:	/s/ Glen Cameron
	Name:	Glen Cameron
	Title:	Vice President

ROYAL BANK OF CANADA

Per:	/s/ Chris Cowan
	Name:	Chris Cowan
	Title:	Authorized Signatory

Per:
Name:
Title:

HSBC BANK CANADA

Per:	/s/ Greg Gannett
	Name:	Greg Gannett
	Title:	Director

Per:	/s/ Vivek Varma
	Name:	Vivek Varma
	Title:	Associate Director

BARCLAYS BANK PLC

Per:	/s/ Michael J. Mozer
	Name:	Michael J. Mozer
	Title:	Assistant Vice President

Per:
Name:
Title:

EXPORT DEVELOPMENT CANADA

Per:	/s/ Joanne Tognarelli
	Name:	Joanne Tognarelli
	Title:	Financing Manager

Per:	/s/ Deepak Dave
	Name:	Deepak Dave
	Title:	Principal

2

THE BANK OF NOVA SCOTIA

Per:	/s/ J. Frazell
	Name:	J. Frazell
	Title:	Director

Per:
Name:
Title:

CANADIAN WESTERN BANK

Per:	/s/ John Plant
	Name:	John Plant
	Title:	AVP, Energy Lending

Per:	/s/ Duncan Levy
	Name:	Duncan Levy
	Title:	Manager, Energy Lending

3

Confirmation of Guarantees

For good and valuable consideration (the receipt and sufficiency of which is hereby conclusively acknowledged) each of the undersigned in its capacity as a guarantor pursuant to its Restricted Subsidiary Guarantee hereby: (a) consents and agrees to the terms of the above First Amending Agreement; (b) acknowledges and confirms the representations and warranties applicable to it in the above First Amending Agreement; and (c) acknowledges that its Restricted Subsidiary Guarantee remains in full force and effect in all respects notwithstanding the amendments contained in the above First Amending Agreement and shall continue to exist and apply to all Loan Indebtedness and Secured Swap Obligations including, without limitation, the Loan Indebtedness of the Borrower under the Credit Agreement as amended by the above First Amending Agreement.

This Confirmation is in addition to and shall not limit, derogate from or otherwise affect the provisions of the Security, as amended prior to the date hereof.

Capitalized terms used herein shall have the same meanings herein as are ascribed thereto in the above First Amending Agreement.

NOVA CHEMICALS (CANADA) LTD.		NOVA PETROCHEMICALS LTD.

Per:	/s/ Todd Karran	Per:	/s/ Randy Woelfel
Name:	Todd Karran	Name:	Randy Woelfel
Title:	SVP and CFO	Title:	CEO

Per:	/s/ Alan Pretter	Per:	/s/ Todd Karran
Name:	Alan Pretter	Name:	Todd Karran
Title:	Assistant Corporate Secretary	Title:	SVP and CFO

NOVA CHEMICALS INC.		NOVA CHEMICALS INTERNATIONAL) S.A..

Per:	/s/ Todd Karran	Per:	/s/ Todd Karran
Name:	Todd Karran	Name:	Todd Karran
Title:	SVP and CFO	Title:	Director

Per:	/s/ Alan Pretter
Name:	Alan Pretter
Title:	Assistant Corporate Secretary

SCHEDULE A

COMMITMENTS

Lenders	Commitment

The Toronto-Dominion Bank	U.S. $	[•]
Royal Bank of Canada	U.S. $	[•]
HSBC Bank Canada	U.S. $	[•]
Barclays Bank plc	U.S. $	[•]
The Bank of Nova Scotia	U.S. $	[•]
Export Development Canada	U.S. $	[•]
Canadian Western Bank	U.S. $	[•]

Total Commitment	U.S. $	425,000,000